Exhibit 10.1

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), dated as of July 21, 2025 (the “Amendment Date”), is entered into by and between DoubleVerify Inc. (“Employer”) and Mark Zagorski, an individual (“Employee”, together with Employer, the “Parties” and each, a “Party”).

WHEREAS, Employer and Employee entered in that certain Employment Agreement, dated as of July 1, 2020 (the “Original Agreement”), which was effective commencing on July 21, 2020 (the “Commencement Date”), pursuant to which Employer and Employee agreed that Employee would serve as the Chief Executive Officer of Employer, on the terms and conditions set forth in the Original Agreement; and

WHEREAS, Employee and Employee now desire to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Employee hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

Article I

EMPLOYMENT, POSITION, DUTIES, RESPONSIBILITIES AND TERM
1.01Employment.  Employer agrees to, and does hereby, continue to employ Employee, and Employee agrees to, and does hereby, continue his employment, upon the terms and subject to the conditions set forth in this Agreement.
1.02Position Duties and Authority.  During the Term (as defined below), Employee shall serve as the Chief Executive Officer of Employer.  In such capacity, Employee shall have such responsibilities, duties and authority (collectively “functions”) as may, from time to time, be assigned by Employer’s Board of Directors (the “Board”); provided, such functions shall be commensurate with the integrity and status of Employee’s office and position with Employer.  Employee shall report directly to the Board.  During the Term, Employee shall serve Employer, faithfully and to the best of Employee’s ability, and shall devote substantially all of Employee’s business time, attention, skill and efforts to the business and affairs of Employer (including its subsidiaries and affiliates).  Notwithstanding the foregoing, during the Term, Employee may (i) engage in charitable, educational, religious, civic and other types of activities, and (ii) serve as a member of the board of directors of, or as an advisor (on a paid or unpaid basis) to, other companies as specified on Appendix A hereto (which list may be amended with the prior written consent of the Board) (such activities the “Permitted Activities”) and only to the extent that such Permitted

Activities do not unreasonably interfere with the performance of Employee’s duties hereunder or materially conflict with the business of Employer, its subsidiaries and affiliates.  Employee may serve as a member of the board of directors or similar governing body of another company or advise other companies subject to prior approval of the Board.  Employee shall be permitted to retain as Employee’s sole and exclusive property, any and all compensation, remuneration, proceeds, profits, assets or other consideration of any nature received or payable to Employee for or in connection with the Permitted Activities hereunder.  Employee’s principal base of operation for the performance of Employee’s duties under this Agreement shall be in New York; provided, however, that Employee shall temporarily travel in the course of performing such duties and responsibilities as shall from time to time be reasonably necessary to fulfill Employee’s obligations under this Agreement.
1.03Term of Employment.  Employee’s employment under this Agreement shall commence on the Amendment Date and shall continue until such employment is terminated pursuant to Article IV hereof (the “Term”).
1.04Board Position; Holdings Positions. In addition to the foregoing, for so long as Employee remains employed with Employer, (A) Employer shall take all reasonable actions of which it is capable to cause Employee to be nominated, elected or appointed, and serve as a member of Employer’s Board and (B) for so long as Employer is also a wholly-owned subsidiary of DoubleVerify Holdings, Inc. (“Holdings”), Employee shall also serve as Chief Executive Officer of Holdings and Holdings shall take all reasonable actions of which it is capable to cause Employee to be nominated, elected or appointed, and serve as a member of Holdings’ Board of Directors.
Article II

COMPENSATION, BENEFITS AND EXPENSES
2.01Compensation and Benefits.  For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):
(A)Base Salary and Bonus.  During the Term, Employer shall pay to Employee a base salary at the rate of $669,500 on an annualized basis (“Base Salary”).  Employee’s Base Salary shall be subject to periodic review and such periodic increases (but no decreases) as the Board shall deem appropriate in accordance with Employer’s procedures and practices in effect from time to time regarding the salaries of employees.  The term “Base Salary” as used in this Agreement shall refer to Base Salary as may be increased from time to time in accordance with the terms hereof.  Base Salary shall be payable in accordance with the customary payroll practices of Employer.  In addition, for each year during the Term, Employee shall be eligible for a target bonus in an amount equal to 100% of the Base Salary (“Bonus”) per annum determined and paid based upon the attainment by Employee of performance goals and objectives established by the Board.
(B)Signing Grant RSUs.  As soon as practical after the date hereof, Holdings will grant Employee time-vesting restricted stock units (the “Signing Grant RSUs”) with a grant date fair value of $2,500,000 pursuant to the DoubleVerify Holdings, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and an award agreement in the standard form used by Holdings for grants to its senior executives of time-vesting restricted stock units under the Plan.  Subject to Employee’s continued employment on the applicable vesting date, the Signing Grant RSUs shall vest in equal quarterly installments of 8.33% on the last day of each full calendar quarter during the three (3) years following the grant date of the Signing Grant RSUs.
(C)Equity Awards.  During the Term, grants of equity awards to Employee shall be subject to Holdings’ long-term stock incentive plan as in effect from time to time, and shall be based upon performance and award guidelines established periodically by the Holdings Board or a duly constituted committee thereof.
(D)Benefits.  During the Term, Employee shall be entitled to participate in all of Employer’s employee benefit plans and programs, including medical coverage, as Employer generally maintains from time to time during the Term for the benefit of any of its employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs.  During the Term, Employer shall in its sole discretion either (a) provide Employee with a company-sponsored life insurance policy in an amount equal to $3,000,000, subject to Employee providing evidence of insurability as may be reasonably requested by the insurer or (b) reimburse Employee for the cost of the annual premium incurred by him in respect of each full calendar year during the Term for a life insurance policy purchased by Employee providing coverage in an amount equal to $3,000,000. Employer may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its discretion, provided that (i) no such amendment shall apply in a retroactive manner and (ii) any such amendment must apply on the terms and conditions uniformly applicable to all employees of Employer.
2.02Expenses.  Employee shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee’s duties and obligations under this Agreement, according to Employer’s expense reimbursement policies in effect from time to time (the “Expense Reimbursement Policy”) and provided that Employee shall submit documentation which Employer deems reasonable with respect to such expenses.
2.03Withholding and Deduction.  All payments to Employee pursuant to this Agreement are subject to applicable withholding and deduction requirements.

Article III

OTHER AGREEMENTS
3.01Confidentiality & IP Transfer Agreement.  As a condition to the entrance into this Agreement by Employer, Employee has entered into Employer’s standard form confidentiality and intellectual property transfer agreement for executives of Employer attached hereto as Exhibit A (the “Confidentiality & IP Agreement”).
Article IV

TERMINATION
4.01Events of Termination.  This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of the earliest to occur of the following events:
(A)Death.  In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate effective as of the date and time of death.
(B)Termination by Employer for Cause.  Employer may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined herein) upon giving notice of termination to Employee (following the expiration of the applicable cure period, if any) which notice specifies that Employer deems such termination to be for “Cause” hereunder and specifies in reasonable detail the grounds for such “Cause.” Employee’s employment shall terminate on the date on which such notice shall be given.  For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony, (ii) willful misconduct or gross negligence in the performance of services hereunder, willful act or omission constituting dishonesty, fraud or other malfeasance, whether occurring before or during employment with Employer, which in any such case is materially injurious (monetarily or otherwise) to the business, prospects, or operations of Employer or any controlled affiliate of Employer and which, if curable, remains uncured (to the reasonable satisfaction of the Board) for thirty (30) days after Employer provides written notice thereof to Employee, (iii) after a written warning and a 30-day opportunity to cure such violation, continued willful material violation by Employee of Employer’s written policies or procedures as uniformly applicable to all executive employees of Employer and as in effect from time to time, or (iv) after a written warning and a 30-day opportunity to cure such non-performance and breach, continued willful failure to perform Employee’s material duties hereunder or other material breach of this Agreement (including, without limitation, a breach of any of Employee’s obligations under Article V hereof); provided, however, that in the case of any act or omission described in clauses (ii), (iii) and/or (iv) above which is or are not capable of cure, Employer shall not be required to give such 30-day opportunity to cure same prior to any termination therefor; and provided further, however, that in the event that Employer shall have previously given such 30-day opportunity to cure a specific act of Employee described in clauses (ii), (iii) or (iv) above during the immediately preceding one (1) year,

Employer shall not again be required to give such 30-day cure period for any second specific act which is the same act so committed by Employee as described in such clause (ii), (iii) or (iv), respectively.
(C)Without Cause by Employer.  Employer may, at its option, at any time terminate Employee’s employment for no reason or for any reason whatsoever (other than for Cause or due to death or Disability (as defined below)) upon written notice to Employee.
(D)Termination by Employee.  Employee may terminate this Agreement and Employee’s employment hereunder at any time with or without Good Reason with notice to Employer.  However, if Employee terminates his employment without Good Reason, then he shall provide Employer with not less than sixty (60) days prior written notice, which period can be shortened at the sole discretion of Employer.  For purposes of this Agreement “Good Reason” shall mean, in the absence of a written consent of Employee:
(i)any action by Employer which results in a material diminution in Employee’s title, position, authority or duties from those customarily provided or performed by Employee or typical of a Chief Executive Officer of a similarly situated company;
(ii)any material failure by Employer to comply with or breach by Employer of any material provision of this Agreement; including the failure by Employer to grant the Signing Grant RSUs on the terms and conditions set forth in Section 2.01(B);
(iii)any reduction in Employee’s Base Salary, eligibility for a Bonus or other amount owed to Employee hereunder;
(iv)a relocation of Employee’s workplace outside of New York, New York;
(v)a change in reporting such that Employee no longer reports directly to the Board or reports to any officer, employee, director or other governing body of Employer at a lower level or with materially less authority, duties or responsibilities than the Board; or
(vi)Employee’s removal from the Board or failure to be appointed as a member of the Board except as a result of the termination of Employee’s employment by Employer for Cause.

Notwithstanding the foregoing, Employee shall not be entitled to terminate Employee’s employment with Employer for the occurrence of any Good Reason unless Employee (i) notifies Employer of the occurrence of such Good Reason within ninety (90) days after its initial occurrence, (ii) provides Employer with thirty (30) days to cure the occurrence of such Good Reason event of which Employer is so notified, and (iii) elects to terminate Employee’s employment with Employer as a result of such Good Reason event within one (1) year after the occurrence thereof; provided, however, that in the event Employee shall have previously given such 30-day opportunity to cure any such occurrence or commission of an event of Good Reason during the immediately preceding one (1) year, Employee shall not again be required to give such 30-day cure period for any second such act constituting Good Reason committed by Employer.

(E)Disability.  To the extent permitted by law, in the event of Employee’s medically determined physical or mental disability which makes it impossible for Employee to perform Employee’s material duties under this Agreement for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period, and which cannot be reasonably accommodated by Employer without undue hardship (“Disability”), Employer may terminate this Agreement and Employee’s employment hereunder upon at least 30 days’ prior written notice to Employee.
(F)Mutual Agreement.  This Agreement and Employee’s employment hereunder may be terminated at any time by the mutual written agreement of Employer and Employee.
4.02Employer’s Obligations Upon Termination.
(A)For Cause; Termination by Employee Other than For Good Reason; or Disability.  If (i) Employer shall terminate this Agreement and Employee’s employment hereunder for Cause, (ii) Employee shall terminate this Agreement and Employee’s employment hereunder other than for Good Reason, or (iii) this Agreement and Employee’s employment hereunder shall terminate as a result of Employee’s Disability, in each case, Employer’s sole obligation to Employee under this Agreement shall be to (x) pay to Employee (or in the case of his Disability, to his legal representative) the amount of any Base Salary, but not yet paid to Employee, prior to the date of such termination, (y) reimburse Employee for any expenses incurred by Employee through the date of such termination that are eligible for reimbursement under the Expense Reimbursement Policy (z) to the extent applicable, pay to Employee all accrued and unused vacation and accrued benefits through the date of such termination (such amounts described under sub-clauses (x) through (z) above being collectively herein referred to as the “Accrued Amounts”).  Notwithstanding the foregoing, in addition to the Accrued Amounts, (A) upon termination of this Agreement and Employee’s employment hereunder solely as a result of Employee’s Disability, (1) Employer shall additionally pay to Employee (or his legal representatives) that portion of Employee’s Bonus for the year in which such termination occurs as accrued by Employer through the date of such termination, and (2) Employer shall provide Employee with continuation of Employee’s medical benefits through and including the date which is one (1) year from and after the effective date of any such termination of Employee’s employment due to Disability, provided that if Employer, in its sole discretion, determines that providing Employee with such continued medical benefits for any portion of such one (1) year period is discriminatory under the Internal Revenue Code of 1986, as amended (the “Code”), Employer may instead, in its sole discretion, provide Employee with the Cash Supplement (paid in monthly installments over the relevant period), and (B) if Employee terminates his employment without Good Reason after January 1 of a calendar year and prior to payment of the Bonus in respect of the immediately preceding calendar year, Employer shall additionally pay to Employee the Bonus for such immediately preceding calendar year at the level accrued by Employer based on actual performance.  Such Bonus will be paid on the thirtieth (30th) day following the date on which the termination occurs, and will be payable in accordance with Employer’s normal payroll practices, subject to withholdings and deductions.
(B)Without Cause; Termination by Employee for Good Reason.  Upon the termination of this Agreement and Employee’s employment with Employer either (i) by Employer other than (A) for Cause, (B) as a result of Employee’s death or (C) as a result of Employee’s Disability, or (ii) by Employee for Good Reason, in each case, Employer’s sole obligation to Employee under this Agreement shall be to pay or provide to Employee (a) all Accrued Amounts through and including the effective date of such termination, (b) continued payment of Employee’s Base Salary for one (1) year following the effective date of any such termination, payable in accordance with Employer’s normal payroll practices, subject to withholdings and deductions, (c) if Employee’s termination of employment occurs on or after January 1 of a calendar year and prior to payment of the Bonus in respect of the immediately preceding calendar year,  payment of 100% of Employee’s target Bonus (based on the Base Salary in effect as of the date of termination) for such preceding calendar year, payable in accordance with Employer’s normal payroll practices, subject to withholdings and deductions, and (d) continuation of Employee’s medical benefits through and including the date which is two (2) years from and after the effective date of any such termination of Employee’s employment contemplated hereunder; provided that if Employer, in its sole discretion, determines that providing Employee with such continued medical benefits for any portion of such two (2) year period is discriminatory under the Code, Employer may instead, in its sole discretion, provide Employee with a cash payment equal to the premiums that would have been paid by Employer for such continuation coverage during any portion of the applicable period that Employer does not provide Employee with such continuation of medical benefits, which shall be paid to Employee as additional severance pay over the same period that such continuation coverage would have been provided (the “Cash Supplement”); provided, further that if during this two (2) year period should Employee become employed as a consultant and/or employee for one or more entities and as a result be eligible to obtain comparable alternate medical benefits, then Employer shall cease continuation of Employee’s medical benefit or any cash payment and have no further liability for such payments and/or coverage.  The payments described in (b) shall commence or be paid on the sixtieth (60th) day following the date on which the termination occurs, with the first payment including any payments that would have been made had the sixty (60)-day delay provided herein not applied, subject to Employee’s timely execution and non-revocation of the Release (as defined in Section 4.04).  The payments described in (c), if applicable, shall be paid on the thirtieth (30th) day following the date on which the termination occurs, subject to Employee’s timely execution and non-revocation of the Release.
(C)Death.  If, during the Term, this Agreement and Employee’s employment hereunder shall terminate as a result of Employee’s death, Employer’s sole obligations to Employee’s estate under this Agreement shall be to pay or provide to Employee’s estate (a) the

Accrued Amounts through the date of such termination and (b) that portion of Employee’s Bonus for the year in which such termination occurs as accrued by Employer through the date of such termination.  In addition, Employer shall provide Employee’s dependents who were covered by Employee’s medical benefits as of the date of Employee’s death with continuation of such medical benefits through and including the date which is one (1) year from and after the date of Employee’s death; provided that if Employer, in its sole discretion, determines that providing such continued medical benefits for any portion of such one (1) year period is discriminatory under the Code, Employer may instead, in its sole discretion, provide the Cash Supplement to such dependents (paid in monthly installments over the relevant period).
(D)Vested Benefits.  In addition to the payments and benefits set forth in this Section 4.02, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to severance, if any) on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.
4.03Survival; No Mitigation or Offset.  This Article IV and Article V and Article VI shall survive any termination of this Agreement.  All payments made or required to be made by Employer to Employee under this Article IV shall not be conditional upon or subject to either (i) any obligation of Employee to mitigate or expend any efforts to reduce or mitigate the amount of damages suffered by Employee or the amount of payments or obligations required to be made or performed by Employer under this Article IV or (ii) any reduction or right of offset for or in favor of Employer for or with respect to any earnings profits, proceeds, compensation, benefits (except as set forth in Section 4.02(B)(d)), or other amounts generated or received by Employee from or after the termination of Employee’s employment with Employer.
4.04Release.  Any payments to be made or benefits to be provided by Employer or any affiliate thereof (a) pursuant to this Article IV, (b) with respect to Employee’s equity awards in the event of a termination without Cause or resignation with Good Reason or (c) pursuant to any other provision hereof which requires receipt of a release from Employee, shall be subject to Employer’s receipt from Employee of an effective general release and agreement not to sue, in a written form reasonably satisfactory to both Employee (or his legal representative) and Employer (the “Release”), pursuant to which (i) Employee makes certain customary representations and warranties, (ii) Employee agrees to be bound by certain confidentiality covenants, specified therein, and (iii) Employee agrees (a) to release all claims against Employer and its respective subsidiaries, affiliates, and certain related parties, (b) not to maintain any action, suit, claim or proceeding against Employer or its respective subsidiaries, affiliates, and certain related parties, and (c) to be bound by certain non-disparagement covenants contained therein, in each case subject to customary exceptions and exceptions required by applicable law.  Notwithstanding the due date of any payment hereunder requiring a Release, Employer shall not be obligated to make any such payment until after the expiration of any revocation period available to Employee as applicable to the Release.

Article V

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NONCOMPETITION, NONSOLICITATION AND OTHER COVENANTS
5.01Confidentiality.  Employee shall observe all of his obligations under and shall comply with the terms and conditions of the Confidentiality & IP Agreement.  Employee’s breach of a covenant, representation or warranty in the Confidentiality & IP Agreement shall be a breach of this Section 5.01.
5.02Obligations to Other Persons/Representations & Warranties.  Employee hereby represents and warrants to Employer that (a) he has the legal capacity to execute and perform this Agreement; (b) this Agreement is a valid and binding obligation of Employee enforceable against him in accordance with its terms; (c) his services hereunder will not conflict with, or result in a breach of, any agreement, understanding, order, judgment or other obligation to which he is presently a party or by which he is bound; (d) he is not subject to, or bound by, any covenant against competition, confidentiality obligation, intellectual property transfer obligation, or any other agreement, order, judgment or other obligation which would conflict with, restrict or limit the performance of the services he is to provide hereunder or restrict Employer in any manner from engaging in its business, including without limitation, any element of the Business; (e) he does not have any non-disclosure or other obligations to any other individual or entity (including without limitation, any previous employer) concerning proprietary or confidential information that Employee learned of during any previous employment or associations which would conflict with, restrict or limit the performance of the services he is to provide hereunder; and (f) he does not have any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other Person (as defined below) which would conflict with, restrict or limit the performance of the services he is to provide hereunder.  Employee shall not disclose to Employer or induce Employer to use any secret or confidential information or material belonging to others, including, without limitation, Employee’s former employers and/or clients, if any.  Employee hereby acknowledges that, as of the date hereof, he is not aware of any actions, demands, causes of action or claims with respect to any matter, event or condition occurring or arising on or prior to the date hereof that may be brought by him or on his behalf against Employer, or against any of the officers, directors, shareholders, members, managers, direct or indirect equityholders, agents and/or employees of Employer nor against any of the respective heirs, successors, assigns and legal representatives of any of the foregoing.
5.03Certain Definitions.

“Associated With” a Person means to, directly or indirectly, own, manage, operate, join, finance, control, be employed by, receive remuneration from, participate in, consult with, or be connected in any manner with the ownership, management, financing, operation or control of or be connected as an officer, director, employee, partner, member, manager, trustee, principal, agent, representative, consultant, contractor, or otherwise, or use or expressly permit his name or any one or more of his or its tradenames to be used, in connection with such Person.  The foregoing shall not include the beneficial ownership solely as an unaffiliated, passive investor of less than five percent (5%) of any class of securities of any business, firm or entity having a class of equity securities actively traded on a national securities exchange, automated quotation system or over-the-counter market.

“Business” means (i) the verification and measurement of the quality and performance of digital advertising, (ii) any substantially related business performed or marketed by Employer and in which Employee was materially involved during the period of Employee’s employment with Employer, and (iii) any material business that was a Planned New Business during the period of Employee’s employment with Employer.

“Client” means any Person who, during the six-month period immediately preceding the termination or cessation of Employee’s employment, had done business with Employer.

“Competing Business” means any Person who engages or is engaged in any element or elements of the Business.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization or association, trust or joint venture or other entity, or a Governmental Authority (as defined in the next sentence).  “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any court, authority or other quasi-governmental entity established to perform any of such functions.

“Planned New Business” during a specific time period, means any new line of business or new market which, during that time period, Employer was planning to enter (or any new product or service which, during that period, Employer was planning to market and/or sell); provided that for purposes of this definition, Employer shall have been “planning” something where (w) such planning involved discussion at the level of the board of directors or, for a limited liability company, the body performing the analogous function, (x) such planning was reduced to writing in a substantial form, such as a comprehensive business plan, by the board or such analogous body, (y) Employer committed material resources (human and either financial or technological) to the planning and implementation of the execution of that new business, and (z) such planning was known to Employee and with Employee being materially involved in its contemplation and implementation.

“Restricted Period” means the period commencing on the Commencement Date and ending at 11:59 p.m. New York time on the date that is twelve months after the effective date of any termination of Employee’s employment with Employer, regardless of whether such employment was then pursuant to or under this Agreement.

5.04Noncompetition; Nonsolicitation.  Employee acknowledges that in his capacity as Employer’s employee hereunder, he has created and had access to, and will continue to create and have access to, confidential information and to important business relationships.  Accordingly, Employee represents, warrants and covenants to Employer that, subject to the last sentence of this Section 5.04, he will not, directly or indirectly, (i) during the Restricted Period without the express prior written approval of the Board, be or become Associated With a Competing Business or (ii) during the Restricted Period without the express prior written approval of the Board, (a) solicit, sell to or service, for the account of any Competing Business, or assist any Person in soliciting, selling to, or servicing, for the account of any Competing Business, any Client, (b) solicit, approach or induce any Client to terminate or diminish its relationship with Employer or to explore, discuss, investigate or consider a business relationship with a Competing Business, (c) solicit, approach or induce any Person who is then (or was at any time in the six (6) months immediately prior to the termination or cessation of Employee’s employment) an employee of or consultant to Employer, to terminate or diminish his or her or its relationship with Employer or to be or become Associated With a Competing Business, or (d) otherwise interfere with the relationship between Employer and any of their respective Clients, employees, consultants, suppliers or service providers, or (e) take any steps to, or negotiate or enter into any oral or written agreement or understanding to, do any of the things referenced in (a), (b), (c), (d), or (e) of this Section 5.04.  Notwithstanding the foregoing, Employee shall not be deemed to have violated this Section 5.04 if he becomes Associated With a Competing Business but, during the entire Restricted Period, Employee refrains from (x) working in or for any business unit, subsidiary or division which engages or is engaged, directly or indirectly, in any element of the Business and (y) directly or indirectly engaging in any element of the Business other than for Employer as an employee thereof.
5.05Privacy.  Employee understands that Employer is or may be subject to certain privacy regulations and laws and that Employer has adopted policies concerning privacy and, from time to time, agrees with its clients and others with which it does business to undertake certain privacy obligations.  Employee shall comply with applicable laws regarding privacy, as in effect from time to time, and will comply with Employer’s privacy policies and procedures, as in effect from time to time, as well as any privacy obligations which Employer has undertaken and those which, in the future, Employer undertakes.
5.06Cooperation.  Subject to Section 5.10, Employee shall reasonably cooperate both during and for a period of 12 months immediately after Employee’s employment with Employer, at Employer’s sole cost and expense (including Employee’s travel, room and board and Employee’s attorney fees if necessary and requested by Employer, subject to Employer’s policies and procedures for such expenses), with any investigation by Employer involving Employer or any employee or agent of Employer with respect to events that occurred during Employee’s tenure with Employer.  Should Employee be required to dedicate an aggregate of more than four (4) hours per week or sixteen (16) hours in total in providing any cooperative efforts or services hereunder, Employer shall compensate Employee for any such excess time expended based upon an hourly rate equal to the quotient of Employee’s Base Salary as in effect at the time of termination divided by 1800.

5.07Non-Disparagement.  Subject to Section 5.10, Employee will not at any time make any statement, written or oral, to any person or entity, including in any forum or media, or take any action, in disparagement of Employer, Holdings, the Board, the Holdings board or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors or employees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners.
5.08Reasonable Restrictions/Damages Inadequate Remedy.  Employee acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate business interests of Employer and that any breach or threatened breach by Employee of any provision contained in this Article V will result in immediate irreparable injury to Employer for which a remedy at law would be inadequate.  Employee further acknowledges that the restrictions contained in this Article V will not prevent Employee from earning a livelihood during the Restricted Period.  Accordingly, Employee acknowledges that Employer shall be entitled to seek temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) in the event of any breach or threatened breach by Employee of the provisions of this Article V and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such breach, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which Employer may be entitled at law or in equity.  Any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.
5.09Separate Covenants.  The Parties intend that the covenants and restrictions in this Article V be given the broadest interpretation permitted by law.  Accordingly, in the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.  If the covenants of Article V are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish Employer’s right to enforce such covenants in any other jurisdiction.  If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article V, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

5.10Notwithstanding anything to the contrary in this Agreement or in any other agreement entered into between Employee and Employer or any of its affiliates, (including, without limitation, the Confidentiality & IP Agreement) (each such agreement, a “Relevant Agreement”), nothing in any Relevant Agreement (including, without limitation, the cooperation provisions in Section 5.06, the non-disparagement provisions in Sectio 5.07, the confidentiality provisions in the Confidentiality & IP Agreement, and the mandatory arbitration provisions in Section 6.09) prohibits Employee from: (a) voluntarily communicating with, or providing information to, any government agency or other regulator that is responsible for enforcing a law on behalf of the government (including, without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency) regarding conduct or action undertaken or omitted to be taken by Employer or any of its affiliates that Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to Employer or any of its affiliates; (b) providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of Employer or any of its affiliates by any such government agency or other regulator; or (c) requires Employee to obtain the approval of, or give notice to, Employer or any of its employees or representatives to take any action permitted under clauses (a) or (b).
Article VI

MISCELLANEOUS
6.01Benefit of Agreement and Assignment.  This Agreement shall inure to the benefit of Employer and its respective successors and assigns (including, without limitation, any purchaser of all or substantially all of the assets of either of the foregoing) and shall be binding upon Employer and its respective successors and assigns.  This Agreement shall also inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, executors and assigns.  Employee may not assign or delegate Employee’s duties under this Agreement without the prior written consent of Employer.  Employer may, upon written agreement executed by Employer and consented to by Employee (whose consent shall not be unreasonably withheld), assign and transfer this Agreement to another entity; provided, that any such permitted assignment shall not relieve Employer from any continuing responsibility or liability arising by reason of any violation, breach or default committed by any such permitted assignee hereunder.  Nothing in this Agreement shall preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other Person provided (i) such Person expressly assumes this Agreement and all obligations and undertakings of Employer, as the case may be, hereunder and (ii) Employer shall continue to remain responsible and liable to Employee for or in connection with any violation, breach or default committed by any such Person hereunder.  Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the terms “Employer” as used herein shall mean such other person or entity and this Agreement shall continue in full force and effect unless otherwise terminated pursuant to the terms hereof.

6.02Notices.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered and signed confirmation is received, (ii) upon receipt by the receiving Party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) (iii) upon written confirmation of receipt if delivered by electronic mail, or (iv) on the date delivered by nationally recognized overnight courier or similar courier service, in each case addressed to Employer or Employee, as the case may be, at the respective addresses indicated below or such other address as either Party may in the future specify in writing to the other in accordance with this Section 6.02:

in the case of Employer to:

DoubleVerify Inc.

462 Broadway

New York, New York 10013

Email:  corporatesecretary@doubleverify.com

Attn: General Counsel

and in the case of Employee to, to him at his most recent address as shown on the books and records of Employer.

6.03Entire Agreement.  This Agreement, including the schedules and exhibits hereto, contains the entire agreement of the parties hereto with respect to the terms and conditions of Employee’s employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement (including, without limitation, the Original Agreement).  This Agreement may not be changed or modified except by an instrument in writing, signed by both Employer and Employee, except (a) to the extent necessary to ensure comply with applicable law or stock exchange rules and (b) for such amendments o modifications that are not adverse to Employee.
6.04Section 409A.  It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything to the contrary in this Agreement, if Employer determines (i) that on the date Employee’s employment with Employer terminates or at such other times that Employer determines to be relevant, Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of Employer and (ii) that any payments to be provided to Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with Employer, or, if earlier, the date of Employee’s death.  Any payments delayed pursuant to this

Section 6.04 shall be made in lump sum on the first day of the seventh month following Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Employee’s death.  In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
6.05No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 6.05 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.
6.06Source of Payment.  All payments provided for under this Agreement shall be paid in cash from the general funds of Employer.  Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person.  To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.
6.07No Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
6.08Headings.  The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.09Governing Law; Dispute Resolution.  This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law provisions thereof.  Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) with respect to which a Party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator.  In connection with any arbitration conducted pursuant to this Agreement, an arbitrator will be selected in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect.  The arbitration proceedings shall take place in New York City, in accordance with the rules of the AAA then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all Party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the New York Code of Civil Procedure.  The arbitrator shall be required to provide in writing to the Parties the basis for the award or order of such arbitrator.  A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  Each Party will bear its own costs in respect of any disputes arising under this Agreement.  The arbitrator shall be directed to award the arbitrator’s compensation charges and the administrative fees of the AAA to the prevailing Party.  The Parties knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that the Parties each are WAIVING ANY RIGHTS TO A JURY TRIAL.  Each Party certifies and acknowledges that (w) no representative of the other Party has represented, expressly or otherwise, that the other Party would not seek to enforce the foregoing waiver in the event of a legal action, (x) it has considered the implications of this waiver, (y) it makes this waiver knowingly and voluntarily, and (z) it has decided to enter into this agreement in consideration of, among other things, the mutual waivers and certifications in this section.  Each of the Parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the United States District Court for the Southern District of New York and any state court in the State of New York that is located in New York County (and in the appropriate appellate courts from any of the foregoing).
6.10Validity Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.11Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
6.12Agreement to Take Actions.  Each Party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.
6.13Counsel.  Employer has previously recommended that Employee engage counsel to assist him in reviewing this Agreement and all other matters relating to his employment arrangements hereunder.

[The remainder of this page is intentionally blank.

Signatures contained on the following page.]

IN WITNESS WHEREOF, the Parties have duly executed this Amended and Restated Employment Agreement as of the date first written above.

EMPLOYER:

DoubleVerify Inc.

By: /s/ R.Davis Noell______________ Name: R. Davis Noell Title: Chairperson

EMPLOYEE:

/s/ Mark Zagorski_____________________ Mark Zagorski

Exhibit A

Confidentiality and Intellectual Property Assignment Agreement

[to be attached]

DV	NON-DISCLOSURE AGREEMENT 2025
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Confidentiality, Unfair Competition, Intellectual Property
Assignment and Non-Solicitation

(for U.S. Based Employees)

THIS UNDERTAKING (“Undertaking”) is entered into effect as of the __________, 2025 by ______________, an individual residing at_____________________________________ (address) (the “Employee”).

WHEREAS	Employee wishes to be employed by DoubleVerify Inc., a Delaware corporation (the “Company”); and
WHEREAS	the Company wishes to employ Employee, subject to Employee’s executing this Undertaking in the Company’s favor.

NOW, THEREFORE, Employee undertakes and warrants towards the Company and any subsidiary and parent entity of the Company as follows:

1.	Confidential Information
1.1.	Employee acknowledges that Employee will have access to trade secrets and confidential and proprietary information, including information concerning activities of the Company and any of its subsidiaries and affiliated companies, now or in the future (collectively, the “Group”), and that Employee will have access to technology regarding the product research and development, patents, copyrights, customers, suppliers (including customers and/or suppliers lists), marketing plans, strategies, forecasts, trade secrets, test results, formulas, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Group. Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.
1.2.	Subject to Section 1.5 and Section 1.6, Employee shall not, without the prior consent of the Company, disclose to any person or entity any Proprietary Information, whether oral or in writing or in any other form, obtained by Employee while in the employ of the Company (including, but not limited to, the processes and technologies utilized and to be utilized in the Group’s business, the methods and results of the Group’s research, technical or financial information, employment terms and conditions of the Employee and other Group’s employees or any other information or data relating to the business of the Group or any information with respect to any of the Group’s customers, partners and suppliers).
1.3.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Group irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by Employee.
1.4.	Employee agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by Employee while in the employ of the Company, concerning any phase of the Group’s business or its trade secrets (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by Employee to the Company upon termination of Employee’s employment for any reason whatsoever, or at any earlier or other time at the request of the Company, without Employee retaining any copies thereof. If Employee works or resides in California, the foregoing agreement shall be subject to California Labor Code 2870, a copy of which is included in Exhibit A.

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1.5.	Employee recognizes that the Company, after signing Non-Disclosure Agreements, has received and will receive from third parties their confidential or proprietary information, and Employee undertakes to hold all such confidential or proprietary information in strict confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out Employee’s employment duties.
1.6.	Protected Rights. Employee understands that nothing contained in this Undertaking limits Employee’s ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). Employee further understands that nothing in this Undertaking limits Employee’s ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. Employee can provide confidential information to Government Agencies without risk of being held liable by the Company for liquidated damages or other financial penalties. This Undertaking also does not limit Employee’s right to receive an award for information provided to any Government Agencies. Additionally, nothing in this Undertaking in any way prohibits or is intended to restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including disclosing or discussing sexual assault or harassment occurring in the workplace, at work-related events, or between employees off the employment premises.
1.7.	DTSA Disclosure. Employee is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Undertaking shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2.	Unfair Competition and Solicitation
2.1.	Employee acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Group’s Proprietary Information, its property (including intellectual property) and its goodwill (the “Group’s Major Assets”) and are reasonable, especially in light of the consideration and benefits payable to Employee pursuant to Employee’s employment arrangement with the Company. Employee further acknowledges that Employee has carefully reviewed the provisions of this Undertaking, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Undertaking.

In light of the above provisions and in addition to any other undertaking herein or in any other agreement containing restrictive covenants between Employee and the Company, subject, as applicable, to the state specific provisions included in Exhibit A attached hereto, Employee hereby undertakes:

2.1.1.	That during the Non-Compete Period, Employee shall not, without the Company’s prior written authorization, anywhere in the world, (i) own, operate, control, manage, finance, establish or open any business enterprise of any nature that competes with any part of the Group’s Business or (ii) in any manner whatsoever become involved, directly or indirectly,

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either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity that competes with any part of the Group’s Business, if such involvement is reasonably likely to involve or require the use or disclosure of any of the Group’s Major Assets or require Employee to compete against any part of the Group’s Business. Employee acknowledges and agrees that, because the Company’s business is dependent on the Internet and can be conducted from anywhere in the world, the worldwide scope of the foregoing restriction is reasonable and appropriate and is necessary for the protection of the Company’s legitimate business interests.
2.1.2.	That during the term of Employee’s employment with the Company and for eighteen (18) months thereafter, Employee shall not solicit or call upon any Restricted Customer for the purpose of offering or providing any product or service that is similar to or competitive with any products or service offered by the Company.
2.1.3.	That during the term of Employee’s employment with the Company and for twelve (12) months thereafter, Employee shall not, directly or indirectly, solicit or recruit for employment any employee of the Company or otherwise encourage any employee of the Company to terminate their employment with the Company.
2.2.	For purpose of this Section 2:
2.2.1.	the term “Non-Compete Period” means the term of Employee’s employment with the Company and a period of:
•	twelve (12) months thereafter, if Employee has a level of “E7” or above as of the date of Employee’s termination;
•	six (6) months thereafter, if Employee has a level of “M6” or below as of the date of Employee’s termination and the Employee’s position as of the date of Employee’s termination is classified by the Company as exempt from overtime; and
•	zero (0) months thereafter, if Employee has a level below “E7” as of the date of Employee’s termination and the Employee’s position as of the date of Employee’s termination is classified by the Company as non-exempt from overtime.
2.2.2.	the term the “Group’s Business” means (i) the verification and measurement of the quality of digital advertising, (ii) any substantially related business performed or marketed by the Company or its subsidiaries and in which Employee was materially involved during the period of Employee’s employment with the Company or its subsidiaries and (iii) any material new line of business or new market, which the Company or its subsidiaries was planning to enter (or any new product or service, which the Company or its subsidiaries was planning to market and/or sell) during Employee’s employment with the Company and such planning was known to Employee and with respect to which the Company had access to confidential information; and
2.2.3.	the term “Restricted Customer” shall mean any customer of the Company (a) with which Employee had material business contact on behalf of the Company during the last 24 months of Employee’s employment with the Company, or (b) about which Employee obtained confidential information during the last 24 months of Employee’s employment with the Company.
3.	Ownership of Inventions
3.1.	Inventions and Intellectual Property Rights. As used in this Undertaking, the term “Invention” means any ideas, concepts, information, materials, writings, technology, inventions, techniques, methods, research, proposals, processes, data, programs, know-how, improvements, discoveries,

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developments, designs, artwork, formulae, other copyrightable works, techniques and all other work product of any nature whatsoever and all Intellectual Property Rights in the foregoing. The term “Intellectual Property Rights” means all present and future worldwide trade secrets, copyrights, trademarks, mask work rights, patents, Moral Rights and other proprietary or intellectual property rights, existing now or in the future, all applications, registrations, reversions, provisionals, rights to claim priority, and issuances for any of the foregoing, all goodwill associated with any of the foregoing, and all rights to sue, enforcement rights, and rights to collect royalties or other amounts and for past, current, and future infringement, misappropriation or other violation of any of the foregoing. The term “Moral Rights” means any right (a) to claim or disclaim authorship of a work, (b) to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work or (c) to object to any purpose, product, service, cause or institution in respect of which a work has been associated, in each case of (a), (b) and (c), whether or not such action would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
3.2.	Prior Inventions; Source Code. Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company. Employee has disclosed on Exhibit B a complete list of all Inventions that Employee has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of Employee’s employment by Company, in which Employee has an ownership interest or which Employee has a license to use, and that Employee wishes to have excluded from the scope of this Undertaking (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit B, Employee warrants that there are no Prior Inventions. If, in the course of Employee’s employment with Company, Employee incorporates a Prior Invention into a Company process, machine or other work, Employee hereby grants Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
3.3.	Assignment of Company Inventions. Employee also acknowledges and agrees that any Company Invention (defined below) consisting of copyrightable subject matter is a “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) and shall be owned by Company. To the extent the foregoing does not apply, Employee hereby irrevocably assigns to Company all Employee’s right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) that are or were (including prior to the date of this Undertaking) made, conceived, created, developed, discovered, reduced to practice, or learned by him/her, either alone or with others, during Employee’s period of employment or engagement by Company and (a) relate in any way to the business or contemplated business, products, activities, services, research, or development of the Company or (b) result from any work performed by Employee for Company (“Company Inventions”).
3.4.	Moral Rights. To the maximum extent permitted by law, Employee hereby irrevocably waives in favor of the Company any and all claims Employee may now or hereafter have in any jurisdiction to any and all Moral Rights in or with respect to the Company Inventions.
3.5.	Enforcement of Intellectual Property Rights and Assistance. During the period of Employee’s employment and thereafter, Employee will cooperate with and assist the Company in in taking all further actions (including the execution and delivery of documents) necessary, or reasonably requested by the Company, to evidence, record, obtain, perfect, register, maintain, protect, defend

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and enforce the Company’s rights worldwide in the Company Inventions and otherwise carry out the purposes of this Undertaking. In the event Company is unable to secure Employee’s signature on any document needed in connection with the foregoing, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further the application for or prosecution, issuance, maintenance or transfer of any Company Inventions or to otherwise carry out the purposes of this Undertaking with the same legal force and effect as if originally executed by Employee.
4.	Third Party Information
4.1.	Employee will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the written approval of that third party was received.
4.2.	Employee recognizes that the Company may receive in the future from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee undertakes to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out his services for the Company, consistent with the Company’s agreement with such third party.
5.	General
5.1.	Severability. The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of employment and reflects the reasonable requirements of the Company in order to protect its legitimate interests. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.
5.2.	Survival. The provisions of this Undertaking shall continue and remain in full force and effect following the termination of the employment relationship between the Company and the Employee for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Employee’s obligations and liabilities under any applicable law and/or under any other agreement with the Company.
5.3.	Condition of Employment. Employee acknowledges that execution of this Undertaking is a condition of employment by the Company and the disclosure of any Proprietary Information.
5.4.	Employment at Will. Employee agrees and understands that Employee’s employment is voluntary and of indefinite duration and that nothing in this Undertaking shall confer any right with respect to continuation of employment by the Company or shall interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without cause and with or without advance notice. Employee also acknowledges that any representations to the contrary, whether written, oral, or implied by any Company conduct or practice, are unauthorized and void unless contained in a formal written employment contract signed by Employee and by the President of the Company.

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5.5.	Governing Law. Subject to any applicable mutual arbitration agreement this Undertaking and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of New York, without giving effect to any conflicts of laws principles that require the application of the law of a different state.
5.6.	Injunctive Relief. Employee acknowledges that, because Employee’s services are personal and unique and because Employee will have access to Proprietary Information of the Company, any breach of this Undertaking by Employee would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, any such threatened or actual breach will entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Undertaking are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
5.7.	Waiver. Any waiver or failure to enforce any provision of this Undertaking on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
5.8.	Export. Employee agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States that would be in violation of the United States export laws or regulations.

________________________
Name of Employee

________________________
Signature

______________
Date

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DV	NON-DISCLOSURE AGREEMENT 2025
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State Specific Restrictive Covenant Administration

Exhibit A

If the Employee is employed in a state listed below, the provisions set forth under that jurisdiction shall apply to the Undertaking, which may be in lieu of, or in addition to, the provisions set forth above in the Undertaking, as the context requires.  In the event of any conflict between the Undertaking and the applicable provisions of this Exhibit A, the applicable provisions of this Exhibit A shall control.

California

●An Employee who works or resides in the State of California is herein referred to as a “California Employee.”  During all time periods that an Employee is a California Employee, the following terms will apply to such individual:
●	Section 2.1.1 of the Undertaking will not apply following the termination of employment of a California Employee.
●	For the purposes of Section 2.1.2, a California Employee shall not use any of the Company’s trade secrets (as defined in California Civ. Code section 3426.1 and/or the federal Defend Trade Secrets Act, 18 USC 1839) in order to solicit or call upon any Restricted Customer for the purpose of offering or providing any product or service that is similar to or competitive with any products or service offered by the Company.
●	Solely for purposes of Section 2 of the Undertaking as it applies to a California Employee, all references in Sections 5.5 and 5.7 to the State of New York shall be replaced by reference to the State of California.

California Employees are hereby notified that Section 2870 of the California Labor Code is as follows:

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of their rights in an invention to their employer shall not apply to an invention that the employee developed entirely on their own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)	Result from any work performed by the employee for the employer.
(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Illinois

●An Employee who works or resides in the State of Illinois has the right to consider the terms of the Undertaking and this Exhibit A for at least fourteen (14) days and to consult with an attorney before signing the Undertaking.

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Massachusetts

●An Employee who works or resides in the State of Massachusetts for at least thirty (30) days prior to the termination of the Employee’s employment with the Company or a subsidiary is herein referred to as a “Massachusetts Employee.”  During all time periods that an Employee is a Massachusetts Employee, the following terms will apply to such individual:
●	The Restrictive Covenant set out in Section 2.2.1 of the Undertaking shall not apply following the termination of employment of a Massachusetts Employee whose employment is terminated by the Company without cause (including pursuant to a lay off).
●	A Massachusetts Employee has the right to consult with an attorney before signing the Undertaking.
●	A Massachusetts Employee who is eligible to receive an award of restricted stock units in the Company hereby expressly acknowledges and agrees that the award of restricted stock Units is sufficient and mutually agreed-upon consideration for the Massachusetts Employee’s agreement to be bound by the noncompetition covenant contained in Section 2.1.1.
●	If a Massachusetts Employee is not eligible to receive an award of restricted stock units in the Company, the noncompetition covenant contained in Section 2.2.1 of the Undertaking will apply following termination of Employee’s employment only if (i) the Company does not waive the restrictions set forth therein at the time of termination of Employee’s employment and (ii) the Company pays Employee at a rate equal to fifty percent (50%) of Employee’s highest annualized base salary within the two (2) years immediately preceding termination of Employee’s employment for the duration of the noncompetition covenant that follows such termination (the “Noncompetition Payments”); provided, that Employee’s right to receive and retain any Noncompetition Payments is conditioned on Employee’s compliance in full with the covenant contained in the Undertaking; and provided, further, that any severance payments that Employee is eligible to receive with respect to any given pay period pursuant to this provision or any severance plan or policy of the Company shall be reduced by the amount of any Noncompetition Payments Employee receives with respect to the same pay period. For the avoidance of doubt, if the Company elects to waive the noncompetition restrictions set forth in Section 2.2.1 at the time of termination, it will have no obligation to pay Employee any Noncompetition Payments. Any Noncompetition Payments that the Company elects to pay Employee will be payable as salary continuation in accordance with the Company’s regular payroll practices, consistent with the requirements for the payment of wages under section 148 of chapter 149 of the Massachusetts general laws.
●	Solely for purposes of Section 2.1.1 of the Undertaking as it applies to a Massachusetts Employee, all references in Sections 5.5 and 5.7 to the State of New York shall be replaced by reference to the State of Massachusetts.

Washington

●An Employee who works or resides in the State of Washington is herein referred to as a “Washington Employee.”  During all time periods that an Employee is a Washington Employee, the following terms will apply to such individual:
●	The non-competition covenant set out in Section 2.1.1 of the Undertaking (i) shall not apply to any Washington Employee whose compensation is less than the minimum amounts required by Revised Code of Washington Chapter 49.62 as of the date of the Employee’s termination of employment with or services for the Company and (ii) shall not apply

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DV	NON-DISCLOSURE AGREEMENT 2025
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following the termination of employment of a Washington Employee whose employment is terminated pursuant to a layoff.
●	Solely for purposes of Section 2.2.1 of the Undertaking as it applies to a Washington Employee, all references in Sections 5.5 and 5.7 to the State of New York shall be replaced by reference to the State of Washington.

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DV	NON-DISCLOSURE AGREEMENT 2025
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Exhibit B

INVENTIONS

Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions:

☐	None

☐See immediately below:

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Appendix A - Permitted Activities

Board Memberships:

Outbrain Inc.

Gannon University Board of Trustees